Exhibit 99.1

INVESTOR QUESTIONS AND ANSWERS

Operator

Thank you. We will now be conducting a question-and-answer session.

Dan Oppenheim, Credit Suisse.

Mike Dahl - Credit Suisse - Analyst

Hi this is actually Mike Dahl on for Dan. Thanks for a lot of helpful color on this. I wanted to ask about the expectations for profitability and contribution of this to Realogy. It seems like over the past year this is a business that hasn’t generated any EBITDA, so could you help us understand the zero to $20 million within three years, bucket that out into how much is purely cost takeout from consolidating these 17 locations? How much of it is a growth aspect or a leveraging it across your existing platform? And what’s the trajectory that we should think about in terms of getting to that $20 million?

Tony Hull - Realogy Holdings Corp. - CFO

Well just on the 2013 results for Zip, I think that the simplest way to look at it is their [O&Os] — their brokerage operations made about $10 million and that was in EBITDA. And that was offset by about $10 million of investment in technology as well as their corporate overhead costs. So obviously on the synergy front, a large portion of the corporate overhead costs are going to go away because they don’t need the public company support and back office that they have now because that will all get integrated into our Company.

We expect to keep the technology investment going and that’s a critical part of this transaction. The most important part of this transaction is to make sure that the technology is there to really marry with our 3,000 franchisees over time and increase their productivity. So anyway that’s one side of the equation.

The other side is going back to the $10 million that their O&Os made with synergies, cost takeouts, growth and expansion of some of their technology to the markets outside the overlapping markets, the 17 overlapping markets, remember NRTs in 40 markets, we think we can easily double that EBITDA to $20 million within a fairly quick timeframe. The longer term investment is really going to be on, which we think is the more exciting side is the, well they’re both exciting, but the — being able to offer this value to our 3,000 franchisees in terms of the platform that they’ve created, the basically broker in a box, end-to-end platform that they’ve created for our franchisees.

We think that our franchisees are going to benefit from it because they’re going to be able to eliminate spending that they’re currently doing and replace it with this comprehensive platform. And we think once it’s rolled out to our franchisees it’s going to make their agents much more productive. And if you just look at it simply, if a quarter of their agents do one more transaction per year as a result of this technology being made available to the brokers and agents, and we made about $280 per transaction in royalties alone, that would be $8 million of incremental royalties for RFG.

So in addition to the $20 million which we talked about for the O&Os, you can see easily that even if we had modest success on rolling this out to our franchisees and our agents became more productive as a result, the EBITDA opportunities are very strong.

Mike Dahl - Credit Suisse - Analyst

Thanks and to clarify on that last point, so then getting that additional synergy on top is that what’s actually necessary to get to the $20 million when you take into consideration the $8 million to $10 million in ongoing costs?

Tony Hull - Realogy Holdings Corp. - CFO

Yes, I mean — well the $20 million is the O&Os and then there’s an $8 million to $10 million investment on the technology side that we’re going to be making annually. So we basically need $8 million to $10 million from the RFG side to subsidize that. Anything over that is going to be incremental to the $20 million.

Mike Dahl - Credit Suisse - Analyst

Okay. And then shifting gears, is there any difference in the way that the sales associates are — the economics of a transaction and commission splits for these versus your current NRT agents?

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

No, this is very much in keeping with the conversation we had on Investor Day. The intent and the way a model currently works is it’s distributed on a different set of economics. The splits are generally more favorable to the broker because it’s a highly qualified lead and the lead has been generated by the system, delivered by the system and managed by the system. So there are improved economics as a result of the growth of this lead channel. So we’re very – clear, we didn’t base any of our models on that, this is all upside, but is clearly how it works and it’s very similar to the discussion we had about NRT on Investor Day.

Mike Dahl - Credit Suisse - Analyst

Okay, thank you.

Operator

Tony Paolone, JPMorgan.

Tony Paolone - JPMorgan Chase & Co. - Analyst

Thanks, and I apologize if I tried to clarify a few these things again that you mentioned in the prior questions. But in terms of I think, Tony you had mentioned maybe one of your comments that the technology components of the acquisition price, is that — do you see that as basically being in lieu of other CapEx you would have spent related to technology? I missed that comment.

Tony Hull - Realogy Holdings Corp. - CFO

Yes, exactly. We would have invested that over the next several years. Based on our annual run rate spend we would have invested that otherwise either through our brand spending or directly through IT investment that we were — that we would have done.

Tony Paolone - JPMorgan Chase & Co. - Analyst

And that would have been spending that was in the CapEx, the annual CapEx numbers that you guys have given out in the past?

Tony Hull - Realogy Holdings Corp. - CFO

Some in CapEx, some in OpEx.

Tony Paolone - JPMorgan Chase & Co. - Analyst

Okay so that is more — think of that as more or less just being pulled up front here as part of the purchase price?

Tony Hull - Realogy Holdings Corp. - CFO

Exactly. With a proven system as opposed to we could invest — it’s a proven system that is fully integrated and fully — it’s been rolled out and tested. So exactly, it’s just pulling up that. This is really — Tony, this is really an acceleration, like Richard mentioned, we talked a lot about this at Investor Day, Bruce has talked about this the E Agent efforts and the differing splits and taking pressure off splits that we get from the lead generated — the business we get from leads that we generate for our agents. So this is really just an acceleration of that activity.

The — on the broker side, on the franchisee side it’s really been able to offer them this same kind of technology and lead management and really taking a lead from start to finish to a closed transaction and proving conversion rates and making that technology available to our franchisees so that they can become more productive. And obviously if they’re more productive, we generate higher royalties.

Tony Paolone - JPMorgan Chase & Co. - Analyst

Right. But that would thus necessitate the ongoing you said $8 million to $10 million a year spend that it will be on your P&L I assume?

Tony Hull - Realogy Holdings Corp. - CFO

Right it’ll be in corporate, it’ll be in the corporate line.

Tony Paolone - JPMorgan Chase & Co. - Analyst

Okay. And then, the splits I — again I may have missed this, the more favorable splits was that to you all or to the agents?

Tony Hull - Realogy Holdings Corp. - CFO

To us.

Tony Paolone - JPMorgan Chase & Co. - Analyst

Okay so the ZipRealty agents generally gets lower?

Tony Hull - Realogy Holdings Corp. - CFO

They get similar — it’s just again we went through on Investor Day, but they get similar splits to our agents but they pay a referral fee for the lead that we deliver to them to close. So it’s the referral fee that effectively takes down the split rate.

Tony Paolone - JPMorgan Chase & Co. - Analyst

Okay. And is there a way if I’m just looking at the ZipRealty basic financial statement for 2013 where they had $76 million of revenue, is there a way to see that $10 million of EBITDA that the brokerage more or less produced that you mentioned?

Tony Hull - Realogy Holdings Corp. - CFO

Well I can take you through it if you like. I mean, basically it’s the revenue minus — well, it’s basically I think there’s about $68 million of brokerage revenue, maybe about $70 million of brokerage revenue. They had about $26 million of gross profit and that is mostly commission — obviously agent commissions. And then the fixed costs related to the brokerage side were about $16 million that includes marketing and office costs. So that gets you the $26 million of gross profit less the fixed cost gets you to $10 million of EBITDA.

Tony Paolone - JPMorgan Chase & Co. - Analyst

Okay. So then if I think about your spending $166 million and day one without any of the assumptions of the productivity and cost savings and so forth, you’re getting $10 million of EBITDA from the brokerage and you’ll lose $8 million to $10 million from annual spend on technology, so it’s maybe a marginal, very simplistic look return on the $166 million?

Tony Hull - Realogy Holdings Corp. - CFO

Yes, I think it really will take I think over the next couple of years. I think this year it’ll be a flat, next year it’ll be modestly accretive to EBITDA and then it really starts to kick in after that as we start to see the benefit of the RFG, the investment with our franchisees on the platform. So it’s really latter part of 2016, 2017, 2018 that we really start to see — we would expect everything to kick in here and the return on investment to generate some significant shareholder value for us. It’s a long — it’s really a long-term investment here.

Tony Paolone - JPMorgan Chase & Co. - Analyst

Okay. Thank you.

Operator

Stephen Kim, Barclays.

Unidentified Participant -            - Analyst

Guys, it’s John filling in for Steve. Trying to get an understanding of once this deal close, the cost you’re going to incur through the P&L, what integration costs will there be? And then you previously had outlined a number of costs for growth investments that were actually going to run through the NRT segment. Is it right to think that there are no longer going to run to NRT but rather run through the corporate segment like you said a few minutes ago?

Tony Hull - Realogy Holdings Corp. - CFO

No, the costs that we are incurring at NRT are still in terms of unifying our websites and improving lead generation and conversion. We’re going to continue to make those investments because we’re pretty far down the road on those. So that’s — we’re going to continue those efforts.

In terms of the one-time costs, for there’s — they’re pretty nominal, there’s probably $3 million to $4 million of transaction costs maybe $3 million to $4 million of other integration costs. So they’re not overly significant, they’ll be one-time in nature this year and obviously they’re nonrecurring. As I mentioned to Tony the — absent those this will be about a break even for us to the remainder of the year.

Unidentified Participant -            - Analyst

Okay. And as a relates to the consumer website that you had talked about developing in addition to your NRT unification website, I suspect the plans for that are on the shelf.

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

No, no.

Tony Hull - Realogy Holdings Corp. - CFO

Definitely we want to make the net as wide as possible to get leads, so that is definitely still on the docket.

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

They’re actually separate issues so the consumer website unification project which you recall from Investor Day, that continues and [Project Flanker] continues. This will be very complementary to that strategy but it doesn’t replace that strategy.

Unidentified Participant -            - Analyst

Okay, thank you.

Operator

Brandon Dobell, William Blair.

Brandon Dobell - William Blair & Company - Analyst

Is there assumption within your model of how you’re thinking about the forward look on Zip regarding agent retention or maybe growth in the agent counts, I know Zip was on a pretty good trajectory to keep adding new agents?

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

We think we’re going to be in fine shape as to retention. There will be a very, very conference of communication program that we’ll launch, if it’s not already launching as we speak, it will definitely be launched by tomorrow. So we’ll reach out and touch just about every Zip agent. They’re going to be suddenly in a position of getting substantial support from — through the NRT footprint and the NRT value proposition. So we think they’re going to be thrilled with the opportunity to have more resources than they’ve had in the past.

And we also have made it very clear we expect to expand that. So they will hear one, a message of here’s a lot of support that you probably couldn’t afford in the past. And two, we expect to expand the Zip footprint throughout NRT as we mentioned in our comments. And we eventually believe that the Zip model has significant expansion opportunity throughout the franchise network as well. So they should be very, very happy with this outcome.

Tony Hull - Realogy Holdings Corp. - CFO

Yes, Lanny I don’t know if you’re there if you want to add anything to the agent —

Lanny Baker - ZipRealty - President & CEO

Sure, sure. Brandon, as you know, we’ve been growing our agent count at a pretty good clip over the last 12 or 18 months and that I think reflects some of the work that we’ve done over the last two years on our product and our lead gen, our training and the value proposition we brought to the agents.

I think that as we put our two companies together, our Zip agents are going to look at this proposition as everything they’ve ever had and a whole lot more in terms of the local branded visible presence of NRT’s offices and Coldwell Banker’s name in the markets. The local office network is something that we have not historically built anywhere near the level of resource and support that NRT has. And I think for our agents this is going to be a really compelling opportunity to take their business and supercharge it with some of the best brands and best leadership and support in the industry. So I think retention ought to be a pretty good picture.

Brandon Dobell - William Blair & Company - Analyst

Okay. And then a follow on that I know part of the white label thesis that you guys had, Lanny, was offering that service or that product in markets where Zip didn’t have a physical presence to try and separate the two from a competitive point of view. Now with NRT having a bigger footprint, is there a risk that that bucket of revenues that was ascribed with a white label product offering is going to see some attrition, going to see some downside as the current customers look at this transaction and say well now we got a competitor in my market that feels like Zip plus NRT that make that technology platform as well and I don’t want to be on the same tech platform as the guy next to me or guy down the street? Trying to think about the revenue leakage from now being part of the bigger company relative to how you guys had offered that product before.

Lanny Baker - ZipRealty - President & CEO

Well, I think —

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

Go ahead, Lanny.

Lanny Baker - ZipRealty - President & CEO

Okay, thanks, Richard. I would say revenue leakage is not something that’s on the forefront of — my thinking right now it’s really the revenue opportunity represented by the strength of the RFG franchise network as a huge opportunity for us. And I think part of the strategy behind the white label product was really so that we could take our technological and web and client incubation know how and systems and offer them in the market under the local brands that consumers think of first when they’re thinking of their real estate services. So the whole effort that we have around white label is really to support much broader, wider, deeper penetration in support of many more brokerages. So I think in the long term, the opportunity here is just — there couldn’t be a better distribution channel for us, I don’t believe.

Brandon Dobell - William Blair & Company - Analyst

Okay. Okay, thanks, guys. Appreciate it.

Operator

Will Randow, Citi.

Will Randow - Citigroup - Analyst

Hello, congratulations and thanks for taking the question.

Tony Hull - Realogy Holdings Corp. - CFO

Thank you.

Will Randow - Citigroup - Analyst

Had two questions, the first on bookkeeping. In terms of when we think about it from a modeling perspective, this all will flow into NRT or will it also be plugged into RFG’s network?

Tony Hull - Realogy Holdings Corp. - CFO

The owned and operated, the 23 offices that are owned and operated that we’re assuming will flow through NRT. To the extent that our — as our franchisee sign up of the business and revenues are generated from that activity, that will flow through RFG and then as we said the technology cost will be at corporate.

And then also, importantly, there’s 7,000 to 8,000 — Zip did about 10,000 transactions last year. About 75% of those are buy side, so that’s going to help title as well because we’ll be able to have — we’ll be able to get into that business and close those title transactions and we’ll enter — we’ll see the benefit of that at TRG as well.

Will Randow - Citigroup - Analyst

And then as a follow up with the NAR recently launching a campaign for realtor.com in regards to accuracy of information, as I’m sure you and Richard both know, I was curious how this augments your web presence? And is, from on online perspective, is zero sum game or do you expect to drive more of your own agents to these websites and potentially reducing the fee base that they’re paying out for third-party services?

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

Well it certainly may, Lanny can speak to the substantial presence of Zip’s website. Last I recall, Lanny, you can correct me if I’m wrong, but you had about 24 million web visitors last year and close to 3 million mobile app users. So clearly, it’s an extremely productive website as are the brand websites. So we — NRT’s initiative, if you recall, is intended to generate more traffic to those websites and cast a wide net. Capturing those leads and then dispersing those leads to our own agents is a good outcome from an economic standpoint and we’ll continue doing that.

So that’s not the intent of this but certainly, as we become more productive and more proficient in generating web-based leads and also managing those web-based leads that will create the benefit of our franchisees and our Company-owned operations clearly.

Will Randow - Citigroup - Analyst

Thanks for that, guys. Appreciate it.

Operator

David Ridley-Lane, Merrill Lynch.

David Ridley-Lane - BofA Merrill Lynch - Analyst

If we go back to the Investor Day there’s a fair amount of follow along EBITDA from the other segments, the PHH JV, Title and Settlement, wondering first of all do you see similar scope in the Zip acquisition to the generic acquisitions you presented at Investor Day around those offerings? And then maybe if you could quantify the benefit you would expect 2015, 2016 from that.

Tony Hull - Realogy Holdings Corp. - CFO

Yes, the O&O profitability from Zip will be spread among NRT, RFG will get a royalty of 6% off the top. And then the Title business I just mentioned will accrue to the TRG segment. So it’s probably I’d say more than half will accrue to NRT and then the rest will be split between RFG royalty and TRG title transactions.

David Ridley-Lane - BofA Merrill Lynch - Analyst

Great. And then just so I understand the economics, are you pushing the technology out to the franchisees for all franchisees for a nominal fee or is this a franchisee has to make the decision to purchase the Zip technology?

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

It’s a great question, we haven’t made any decisions along those lines. The good news is we have a lot of optionality. So one, we are always responsible for increasing value to our franchisees which we will continue to do and this is going to make it possible for us to deliver more value than we contemplated in prior years. So decisions still need to be made, will be made as to how it’s priced, what will be priced, if at all and news at 11. But we’re working on it, we’re very encouraged by what we’ve seen thus far and we’re very encouraged by the feedback we’re getting from our franchisees. So there’s, again, that will be developed and revealed to our franchisees over the next several months once we close this transaction.

David Ridley-Lane - BofA Merrill Lynch - Analyst

Great. And since you mentioned it, I know you’re testing this in four NRT locations, how many of the franchisees had on their own gone and bought this technology through Zip directly?

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

Well remember, private label was a brand-new product.

Tony Hull - Realogy Holdings Corp. - CFO

There were seven, seven of our franchisees were using it and then there are four more who are going on to the white label product.

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

Yes, so they’re — they’ve been in the test phase, and the test results have been very, very favorable.

David Ridley-Lane - BofA Merrill Lynch - Analyst

Got it. All right, thank you very much.

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

You’re welcome.

Alicia Swift - Realogy Holdings Corp. - SVP

Okay, with that we’re going to wrap up the call. We thank you for joining us today and we look forward to speaking with you.

Richard Smith - Realogy Holdings Corp. - Chairman, CEO & President

Thanks, everyone.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

Information About Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements reflect the views of Realogy Holdings Corp.‘s management regarding current expectations and projections about future events and the ability of Realogy Holdings Corp. to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement, and are based on currently available information. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The proposed transaction has not closed, and the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the possibility that expected benefits and synergies of the transaction may not be achieved in a timely manner or at all; revenues following the transaction may be lower than expected; disruption from the transaction may adversely affect ZipRealty’s relationships with its customers, business partners, employees or independent sales associates; the conditions to the completion of the transaction may not be satisfied in a timely manner or at all; and the other factors described in Realogy Holdings Corp.‘s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission. Unless required by law, Realogy Holdings Corp. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of ZipRealty, Inc. or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Realogy Group LLC and Honeycomb Acquisition, Inc., an indirect wholly-owned subsidiary of Realogy Group LLC, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by ZipRealty. The offer to purchase shares of ZipRealty common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.